Exhibit (a)(5)

358 South Main Street	FOR IMMEDIATE RELEASE Investor/Media Contact: Stephen Anderson – 336-436-5274
Burlington, NC 27215 Telephone: (336) 584-5171	Company Information: www.labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS ANNOUNCES

COMMENCEMENT OF OFFER TO PURCHASE ITS ZERO COUPON CONVERTIBLE

SUBORDINATED NOTES DUE 2021

BURLINGTON, NORTH CAROLINA, August 11, 2011—Laboratory Corporation of America® Holdings (NYSE: LH) (“LabCorp”) announced today that it is notifying holders of its Zero Coupon Convertible Subordinated Notes due 2021 (the “Notes”) that they have the right, pursuant to the terms of the Notes, to require LabCorp to purchase, on September 12, 2011, all or a portion of their Notes. The purchase price for the Notes is $819.54 per $1,000 principal amount at maturity of the Notes.

Holders who elect to surrender their Notes to LabCorp for purchase must do so prior to 5:00 p.m., New York City time, on September 9, 2011. A Company Notice will be mailed to all registered holders of Notes specifying the procedures for surrendering the Notes. The Bank of New York Mellon is the trustee for the Notes and will be acting as paying agent for the purchase.

LabCorp will file a Tender Offer Statement on Schedule TO, including a copy of the Company Notice, with the Securities and Exchange Commission today. Holders of Notes and other interested parties are urged to read the Company Notice and other relevant documents filed with the Securities and Exchange Commission when they become available because they will contain important information about LabCorp and the purchase. Materials filed with the Securities and Exchange Commission are available without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge through the Investor Relations portion of LabCorp’s website at www.labcorp.com.

None of LabCorp or its Board of Directors or employees is making any representation or recommendation to any holder as to whether to surrender or refrain from surrendering such holder’s Notes.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of LabCorp. The offer to purchase the Notes will only be pursuant to, and the Notes may be tendered only in accordance with, the Company Notice dated August 11, 2011 and related materials.

Copies of the Company Notice will be available through the Depository Trust Company, the custodian and beneficial holder of the Notes, and can be also be requested from The Bank of New York Mellon at (212) 815-3687. The address is: Bank of New York Mellon Corporation, Corporate Trust – Reorganization Unit, Attn: Mr. David Mauer, 101 Barclay Street – 7 East, New York, NY 10286.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

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